EXHIBIT 99.1

Hi-Tech Acquires Zostrix(R) Brand

AMITYVILLE, N.Y.--(BUSINESS WIRE)--July 13, 2005--Hi-Tech Pharmacal Co. Inc. (NASDAQ: HITK) announced today that it acquired the US rights to the brands Zostrix(R) and Zostrix(R) HP, topical analgesic creams from Rodlen Laboratories, Inc. These OTC products contain highly purified capsaicin and are indicated for the temporary relief of minor aches and pains of muscles and joints associated with arthritis, simple backache, strains and sprains.

Zostrix(R) products are not associated with any known systemic adverse effects and have been clinically proven to be effective in the treatment of pain of arthritis when used alone or in conjunction with oral pain medications, such as nonsteroidal anti-inflammatory drugs (NSAID's).

Hi-Tech paid $4 million in cash to Rodlen Laboratories Inc. and will pay an additional $0.4 million based on certain contingencies. In addition, Hi-Tech acquired finished goods and raw material inventory for approximately $0.4 million. Net Sales for the Zostrix(R) line in the United States in 2004 were approximately $2.9 million. The Company expects the acquisition to be immediately accretive to its earnings.

David Seltzer, President and CEO of Hi-Tech commented on the acquisition: "We are very excited about the acquisition of the premier US brand of capsaicin. Zostrix(R) utilizes highly purified material and has undergone clinical studies demonstrating high efficacy in treating pain associated with arthritis and neuralgia.

Zostrix(R) will be marketed by our Health Care Products division. HCP has a significant OTC presence and nation wide distribution with its line of products for people with diabetes, which includes our well known Diabetic Tussin(R) and DiabetiDerm(R) lines. We see a lot of synergies in marketing of the brands since both are targeted at the growing baby-boomer population, and in particular, at the aging population suffering from diabetes. Osteoarthritis and rheumatoid arthritis are the most common forms of arthritis that affect a large percentage of individuals as they become older. We believe that with the growing number of elderly Americans, Zostrix(R) has excellent growth potential."

About Hi-Tech

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, the outcome of the SEC staff's investigation and any conclusions reached by the staff which are adverse to the Company, its officers or directors, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Hi-Tech Pharmacal Co. Inc.
Bill Peters, 631-789-8228